REVOLVING CREDIT, TERM LOAN

                                       AND

                               SECURITY AGREEMENT





                           BNY FINANCIAL CORPORATION,
                     as Lender and as Agent for the Lenders
                                       and
                 The Lenders Signatory Hereto From Time to Time,
                                   as Lenders


                                      with


                          SIGNAL APPAREL COMPANY, INC.
                                   as Borrower






                                 March 12, 1999

               REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT


     Revolving Credit, Term Loan and Security Agreement dated March 12, 1999 among Signal Apparel Company, Inc. a corporation organized under the laws of the State of Indiana ("Borrower"), the undersigned financial institutions
(collectively, the "Lenders" and individually a "Lender") and BNY FINANCIAL CORPORATION ("BNYFC"), a corporation organized under the laws of the State of New York, as agent for Lenders (BNYFC, in such capacity, the "Agent").

     IN CONSIDERATION of the mutual covenants and undertakings herein contained, each of Borrower, Lenders and Agent hereby agree as follows:

I.   DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Notes or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP, provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 1997.

     1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

     "Accountants" shall have the meaning set forth in Section 9.7 hereof.

     "Acquisition Agreement" shall mean the Asset Purchase Agreement including all exhibits and schedules thereto dated as of December 18, 1998 by and among Tahiti Apparel, Inc., a New Jersey corporation and the stockholders of Tahiti Apparel, Inc. (individually and collectively, "Seller") as seller and Signal Apparel Company, Inc., as buyer.

     "Advances" shall mean and include the Revolving Advances, the Term Loans and Letters of Credit.

     "Advance Rates" shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

     "Affiliate" of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. As used herein, the term "Affiliate" shall exclude FS Signal Associates II.

     "Agent" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

     "Agent's security interest" or words of similar import shall have the meaning set forth in Section 4.1 hereof.

     "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus one-half of one percent (1/2%).

     "Applicable Margin for Domestic Rate Loans" shall mean, at any given time, if the ratio of Borrower's Funded Debt (determined as at the last day of Borrower's immediately preceding fiscal quarter) to Free Cash Flow (determined for the immediately preceding four (4) fiscal quarters), each as determined from the Borrower's financial statements most recently delivered from time to time in accordance with Section 9.8 hereof, is (a) greater than 5.0:1, then the
Applicable Margin for Domestic Rate Loans for such fiscal quarter shall be 1.25%; (b) greater than 4.0:1 but less than or equal to 5.0:1, then the Applicable Margin for Domestic Rate Loans for such fiscal quarter shall be 1%;
(c) greater than 3.0:1 but less than or equal to 4.0:1, then the Applicable Margin for Domestic Rate Loans for such fiscal quarter shall be 0.75%; (d) greater than 2.0:1 but less than or equal to 3.0:1, then the Applicable Margin for Domestic Rate Loans shall be 0.5%; (e) greater than 1.0:1 but less than or equal to 2.0:1, then the Applicable Margin for Domestic Rate Loans for such fiscal quarter shall be 0.25%; and (f) equal to or less than 1.0:1, then the Applicable Margin for Domestic Rate Loans for such fiscal quarter shall be 0%. Notwithstanding anything to the contrary set forth herein, (x) from and after the Closing Date through and including the earlier of (i) the first anniversary of the Closing Date and (ii) the date on which Agent receives Borrower's 1999 annual audited financial statements in accordance with Section 9.7 hereof, the Applicable Margin for Domestic Rate Loans shall be 1.25% and (y) from and after the date that the Borrower repays in full Term Loan B and the date that the Borrower has no right to request and Agent has no obligation to permit any Permitted Overformula Advances pursuant to

Section 2.1(d), the Applicable Margin for Domestic Rate Loans, in effect from time to time, shall be increased by .50%.

     "Applicable Margin for Eurodollar Rate Loans" shall mean, at any given time, if the ratio of Borrower's Funded Debt (determined as at the last day of Borrower's immediately preceding fiscal quarter) to Free Cash Flow (determined for the immediately preceding four (4) fiscal quarters), each as determined from the Borrower's financial statements most recently delivered from time to time in accordance with Section 9.8 hereof, is (a) greater than 5.0:1, then the Applicable Margin for Eurodollar Rate Loans for such fiscal quarter shall be 3.5%; (b) greater than 4.0:1 but less than or equal to 5.0:1, then the Applicable Margin for Eurodollar Rate Loans for such fiscal quarter shall be 3.25%; (c) greater than 3.0:1 but less than or equal to 4.0:1, then the Applicable Margin for Eurodollar Rate Loans for such fiscal quarter shall be 3%;
(d) greater than 2.0:1 but less than or equal to 3.0:1, then the Applicable Margin for Eurodollar Rate Loans shall be 2.5%; (e) greater than 1.0:1 but less than or equal to 2.0:1, then the Applicable Margin for Eurodollar Rate Loans for such fiscal quarter shall be 2%; and (f) equal to or less than 1.0:1, then the Applicable Margin for Eurodollar Rate Loans for such fiscal quarter shall be 1.5%. Notwithstanding anything to the contrary set forth herein, (x) from and after the Closing Date through and including the earlier of (i) the first anniversary of the Closing Date and (ii) the date on which Agent receives Borrower's 1999 annual audited financial statements in accordance with Section
9.7 hereof,  the Applicable  Margin for Eurodollar Rate Loans shall be 3.5%. and
(y) from and after the date that the Borrower repays in full Term Loan B and the date that the Borrower has no right to request and Agent has no obligation to permit any Permitted Overformula Advances pursuant to Section 2.1(d), the Applicable Margin for Eurodollar Rate Loans, in effect from time to time, shall be increased by .50%.

     "Assignment of Factoring Proceeds" shall mean the Assignment of Factoring Proceeds dated the Closing Date between Borrower and Factor.

     "Authority" shall have the meaning set forth in Section 4.19(d) hereof.

     "Bank" shall mean The Bank of New York, and its successors and assigns.

     "Blocked Accounts" shall have the meaning set forth in Section 4.15(h) hereof.

     "BNYFC" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

     "Borrower" shall have the meaning set forth in the preamble to this Agreement and shall include its permitted successors and assigns.

     "Business Day" shall mean any day other than a day on which commercial banks in New York are authorized or required by law to close.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.9601 et seq.

     "Change of Ownership" shall mean (a) 30% or more of the common stock of Borrower is no longer owned or controlled by (including for the purposes of the calculation of percentage ownership, any shares of common stock into which any capital stock of Borrower held by any of the Original Owners is convertible or for which any such shares of the capital stock of Borrower or of any other Person may be exchanged and any shares of common stock issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners) a Person who is either an Original Owner or an Affiliate of an Original Owner or (b) any merger, consolidation or sale of substantially all of the property or assets of Borrower.

     "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, the Borrower or any of its Affiliates.

     "Cleanup Date" shall have the meaning set forth in Section 2.1(d) hereof.

     "Closing Date" shall mean the date hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

     "Collateral" shall mean and include:

          (a)  all Receivables;

          (b)  all Equipment;

          (c)  all General Intangibles;

          (d)  all Inventory;

          (e)  all Real Property;

          (f)  all Subsidiary Stock;

          (g) all of Borrower's right, title and interest in and to (i) its goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrower's rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of Borrower's contract rights, rights of payment which have been earned under a contract right, credit balances and factoring proceeds due from Factor under the Factoring Agreement, instruments, documents, chattel paper, warehouse receipts, deposit accounts, money, securities and investment property; (vi) if and when obtained by Borrower, all real and personal property of third parties in which Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (vii) any other goods, personal property or real property now owned or hereafter acquired in which Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and Borrower;

          (h) all of Borrower's ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (whether owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or
(g) of this Paragraph; and

          (i) all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and
(h) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, claims by Borrower against any third parties for infringement of intellectual property, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

Notwithstanding anything to the contrary set forth above, Collateral shall not include any rights or interests of Borrower in any license or under any license agreement where Borrower is the licensee and where such license and/or license agreement, pursuant to its stated terms, prohibits the assignment or the granting of a security interest or lien therein to Lender and such prohibition has not been or is not waived or the consent of the other party to such license agreement has not been or is not otherwise obtained or, under applicable law, such prohibition cannot be waived.

     "Commitment Percentage" of any Lender shall mean the percentage set forth below such Lender's name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(c) hereof.

     "Commitment  Transfer  Supplement"  shall  mean a  document  in the form of
Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

     "Consents" shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on Borrower's business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

     "Contract Rate" shall mean, as applicable, the Revolving Interest Rate or the Term Loan Interest Rate.

     "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

     "Credit Risk" means the risk of loss resulting solely and exclusively from a Customer's inability to pay at maturity with respect to any Receivable purchased hereunder.

     "Current Assets" at a particular date, shall mean all cash, cash equivalents, accounts (including Receivables) and inventory of Borrower, on a consolidated basis, and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower, on a consolidated basis, as at such date; provided, however, that such amounts shall not include
(a) any amounts for any Indebtedness owing by an Affiliate of Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of Borrower, or (c) the cash surrender value of any life insurance policy.

     "Current Liabilities" at a particular date, shall mean all Revolving Advances and all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower, as at such date, but in any event including, without limitation, the amounts of (a) all Indebtedness of Borrower payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness of Borrower (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, the validity of which is not contested at such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

     "Customer" shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

     "Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

     "Default Rate" shall mean a rate equal to two percent (2%) per annum in excess of (a) the Letter of Credit Fees and (b) the Contract Rate.

     "Defaulting Lender" shall have the meaning set forth in Section 2.15(a) hereof.

     "Depository Accounts" shall have the meaning set forth in Section 4.15(h) hereof.

     "Dispute" shall have the meaning set forth in the Factoring Agreement.

     "Documents" shall have the meaning set forth in Section 8.1(c) hereof.

     "Dollars" and the sign "$" shall mean lawful money of the United States of America.

     "Domestic Rate Loan" shall mean any Advance that bears interest based upon the Alternate Base Rate.

     "Eligible Inventory" shall mean and include raw material and finished goods Inventory of Borrower located in the continental United States, excluding work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent's opinion reasonably exercised in good faith, obsolete, slow moving or unmerchantable and which Agent, in its sole discretion, reasonably exercised in good faith, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate in Agent's reasonable judgment exercised in good faith including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent for the ratable benefit of Lenders, and whether the Inventory conforms in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof. Notwithstanding anything to the contrary contained herein, Eligible Inventory shall include Eligible L/C Inventory and shall not include (a) Inventory bearing the trademark, trade name, trade style or other name of a third party unless such third party has executed an agreement permitting Agent to dispose of such Inventory on terms and conditions satisfactory to Agent, and such Inventory otherwise satisfies Agent's other standards of eligibility set forth herein and
(b) Inventory located in any public warehouse or other rented or leased location unless (i) such rented or leased location is located in the continental United States, (ii) the warehousemen, lessor or other third party owner of such location has executed a waiver with respect to such Person's rights to the Inventory located at such premises, in form and content reasonably satisfactory to Agent.

     "Eligible L/C Inventory" shall mean all finished goods Inventory owned or to be owned by Borrower and covered by Letters of Credit, and which raw material and finished goods Inventory are or will be in transit to one of the Borrower's locations in the Continental United States, and which raw material and finished goods Inventory (a) as of the date such Inventory is owned by the Borrower (i) are fully insured, (ii) are subject to a first priority security interest in and lien upon such goods in favor of Agent, for the ratable benefit of Lenders (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Borrower) and (iii) all documents, notices, instruments, statements and bills of lading relating thereto, if any, which Agent may deem necessary or reasonably desirable to evidence ownership by Borrower and/or to give effect to and protect the liens, security interests and other rights of Agent in connection therewith, are delivered to Agent; and (b) are and remain acceptable to Agent for lending purposes in its discretion reasonably exercised in good faith.

     "Eligible Receivables" shall mean and include each Receivable of Borrower arising in the ordinary course of Borrower's business and which Agent, in its sole credit judgment reasonably exercised in good faith, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall be eligible if the Factor has assumed and retained the Credit Risk on such Receivable and the proceeds of such Receivables have been assigned to Agent for the ratable benefit of Lenders. In addition to, and not in limitation of the foregoing, a Receivable upon which Factor has not assumed and retained the Credit Risk shall not be deemed eligible unless such Receivable (a) is subject to Agent's perfected security interest and no other Lien other than Permitted Encumbrances, (b) it has been assigned to Agent for the ratable benefit of Lenders by Factor under the Factoring Agreement, and (c) is evidenced by an invoice, bill of lading or other documentary evidence satisfactory to Agent. In addition, no Receivable upon which Factor has not assumed and retained the Credit Risk shall be an Eligible Receivable if:

     (a) it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

     (b) it is due or unpaid more than ninety (90) days after the original invoice date or more than sixty (60) days after the original due date;

     (c) fifty percent (50%) or more of the Receivables from the Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Agent's sole discretion reasonably exercised in good faith, be increased or decreased from time to time;

     (d) any covenant, representation or warranty contained in this Agreement or the Factoring Agreement with respect to such Receivable has been breached;

     (e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business,
(iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors,
(vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

     (f) the sale or rendition of services is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion;

     (g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

     (h) the  Customer  is the  United  States  of  America,  any  state  or any department, agency or instrumentality of any of them, unless Borrower effectuates an assignment of its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

     (i) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale or completed rendition of service;

     (j) the Receivables of the Customer exceed a credit limit determined by Agent, in its sole discretion reasonably exercised in good faith, to the extent such Receivable exceeds such limit;

     (k) the Receivable is subject to any offset, deduction, defense, Dispute, or counterclaim, the Customer is also a creditor or supplier of Borrower or the Receivable is contingent in any respect or for any reason;

     (l) Borrower has made any agreement with a Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

     (m) shipment of the merchandise or the rendition of services has not been completed;

     (n) any return, rejection or repossession of the merchandise whose sale gave rise to the Receivable has occurred;

     (o) such Receivable is not payable to Borrower; or

     (p) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

     "Environmental Complaint" shall have the meaning set forth in Section 4.19(d) hereof.

     "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto, including, without limitation, CERCLA and RCRA.

     "Equipment" shall mean and include all of Borrower's goods (excluding Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

     "ERISA  Plan" shall mean any  employee  benefit  plan within the meaning of
Section 3(3) of ERISA, maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

     "Eurodollar Rate Loan" shall mean an Advance that at any time bears interest based upon the Eurodollar Rate.

     "Eurodollar Rate" shall mean, as to any one month interest period, for any Eurodollar Rate Loan, the rate of interest equal to the daily average of the thirty (30) day London Interbank Offered Rate as published in The Wall Street Journal, averaged and calculated on a monthly basis for actual days elapsed over a 360 day year.

     "Event of Default" shall mean the occurrence of any of the events set forth in Article X hereof.

     "Factor" shall mean BNY Financial Corporation and its successors and assigns.

     "Factoring Agreement" shall mean the Second Amended And Restated Factoring Agreement dated the date hereof between Borrower and Factor.

     "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next immediately preceding Business
Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

     "Fee Letter" shall mean the fee letter dated as of the Closing Date between Borrower and BNYFC.

     "Formula Amount" shall have the meaning set forth in Section 2.1(a) hereof.

     "Free Cash Flow" shall mean, for any fiscal  period,  the sum of Borrower's
(a) Net Income, on a consolidated basis (excluding extraordinary and non-recurring items), plus (b) all non-cash expenses incurred by Borrower, less
(c) the cash portion of all capital expenditures made by Borrower, as permitted hereunder during such period, less (d) all payments made by Borrower in respect of the Term Loans during such period, less (e) all cash dividends made by Borrower as permitted hereunder during such period, in each case in accordance with GAAP consistently applied.

     "Funded Debt" shall mean, for Borrower on a consolidated basis, all liabilities for borrowed money including, without limitation, Letters of Credit (to the extent such Letters of Credit are not funded by Advances to Borrower hereunder and are not specifically fully secured by cash or cash equivalents acceptable to Agent) and all of Borrower's capitalized lease obligations, as determined in accordance with GAAP consistently applied.

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

     "General  Intangibles"  shall mean and  include all of  Borrower's  general intangibles, whether now owned or hereafter acquired including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill (including the goodwill of the business symbolized by each of such trademarks, servicemarks and trade names), copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

     "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative,
judicial,   regulatory  or  administrative  functions  of  or  pertaining  to  a government.

     "Guarantor" shall mean, individually and collectively, each of The Shirt Shed, Inc., American Marketing Works, Inc., Big Ball Sports, Inc. and WG Trading Company, LP, and their respective successors and assigns.

     "Guaranty" shall mean, individually and collectively, each guaranty of the obligations of Borrower executed by a Guarantor in favor of Lenders.

     "Hazardous Discharge" shall have the meaning set forth in Section 4.19(d) hereof.

     "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

     "Hazardous Wastes" shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

     "Indebtedness" of a Person at a particular date shall mean, without duplication, all obligations and indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

     "Inventory" shall mean and include all of Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

     "Inventory Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

     "L/C Inventory Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

     "Lender" and "Lenders" shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which is a transferee, successor or assign of any Lender.

     "Letters of Credit" shall have the meaning set forth in Section 2.8 hereof.

     "Letter of Credit Fees" shall have the meaning set forth in Section 3.2 hereof.

     "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing
statement   under  the  Uniform   Commercial  Code  or  comparable  law  of  any
jurisdiction.

     "Material Adverse Effect" shall mean a material adverse effect upon (a) the condition, operations, assets or business of the applicable Person or Persons,
(b) Borrower's ability to pay the Obligations in accordance with the terms thereof, (c)(i) the value of the Collateral or (ii) the Liens on Collateral, with an aggregate fair market value in excess of $700,000, or (d) the practical realization of the benefits of Lender's rights and remedies under this Agreement and the Other Documents.

     "Maximum Loan Amount" shall mean $98,000,000; except that, subject to the written approval of each Lender, as of each Step Up Effective Date, the Maximum Loan Amount shall be permanently increased in an amount equal to the increase of the Maximum Revolving Advance Amount as of such Step Up Effective Date, provided that, in no event shall the Maximum Loan Amount be greater than $115,000,000.

     "Maximum Revolving Advance Amount" shall mean with respect to Advances (other than the Term Loan), $48,000,000; except that, from and after the Closing Date, Borrower may, from time to time, request, by delivery to Agent of a Step Up Notice, that the Maximum Revolving Advance Amount be permanently increased to an amount not to exceed $65,000,000, provided, that, each requested increase shall be in increments of not less than $5,000,000 each, and as of each Step Up Effective Date, (a) no Default or Event of Default has occurred or would occur after giving effect to any such requested increase in the Maximum Revolving Advance Amount and no notice of termination of this Agreement has been issued,
(b) Borrower has paid to Agent an arranging fee for such increase as more fully set forth in the Fee Letter, (c) after giving effect to such requested increase, the Maximum Revolving Advance Amount shall not exceed $65,000,000, and (d) after giving effect to such requested increase, the Maximum Loan Amount shall not exceed $115,000,000.

     "Maximum Swingline Loan Amount" means the commitment of the Swingline Lender to make the Swingline Loans in an aggregate principal amount at any time outstanding of up to the Swingline Loan Amount.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

     "Net Income" means, for any period, net income of Borrower (excluding extraordinary items and non-operating gains and losses (including, without limitation, currency gains and losses)), after taxes for such period, determined on a consolidated basis.

     "Notes" shall mean the Revolving Credit Notes.

     "Obligations" shall mean and include all loans, indebtedness, liabilities, obligations, covenants and duties of Borrower to Agent and/or Lenders, of every kind, nature and description, arising under or relating to this Agreement, the Other Documents, or the transactions hereunder or relating hereto or under any of the foregoing, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or the Other Documents, whether now existing or hereafter arising, whether arising before, during or after the initial Term or any renewal

Term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended, and whether arising directly or acquired from others, and including, without limitation, Lenders' and Agent's fees, charges, commissions, interest, expenses, costs and attorneys' fees chargeable to Borrower under this Agreement, the Other Documents or in connection with any of the foregoing.

     "Original Owners" shall mean WGI, LLC, Zvi BenHaim, Michael Harrary and Samson Chan.

     "Other Documents" shall mean the Notes, the Questionnaire, the Assignment of Factoring Proceeds and any and all other agreements, instruments and documents, including, without limitation, notes, guaranties, pledges, additional security agreements, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

     "Parent" of any Person shall mean a corporation or other entity owning, directly or indirectly, at least fifty percent (50%) of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

     "Payment Office" shall mean initially Agent's office at 1290 Avenue of the Americas, Third Floor, New York, New York; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower to be the Payment Office.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permitted Encumbrances" shall mean (a) Liens in favor of Agent for itself and the ratable benefit of Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; (c) deposits or pledges of cash to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower's business; (e) judgment Liens that have been stayed or bonded and mechanics', workers', materialmen's or other like Liens arising in the ordinary course of Borrower's business with respect to obligations which are not due or which are being contested in good faith by Borrower; (f) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of the Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in
Section 7.6; (g) other Liens incidental to the conduct of Borrower's business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate exceed in any given year $250,000 or which do not in the aggregate materially detract from Lender's rights in and to the Collateral or the value of Borrower's property or assets or which do not materially impair the use thereof in the operation of Borrower's business; and (h) Liens disclosed on
Schedule 4.20.

     "Permitted  Overformula  Advances"  shall  have the  meaning  set  forth in
Section 2.1(d) hereof.

     "Permitted Overformula Amount A" shall mean (a) from the Closing Date up to and including December 31, 2000, $17,000,000; (b) from the Cleanup Date with respect to the Permitted Overformula Advance for the calendar month of December, 2000 up to and including January 31, 2001, $14,166,667; (c) from the Cleanup Date with respect to the Permitted Overformula Advance for the calendar month of January, 2001 up to and including February 28, 2001, $11,333,334; (d) from the Cleanup Date with respect to the Permitted Overformula Advance for the calendar month of February, 2001 up to and including March 31, 2001, $8,500,000; (e) from the Cleanup Date with respect to the Permitted Overformula Advance for the calendar month of March, 2001 up to and including April 30, 2001, $5,666,667;
(f) from the Cleanup Date with respect to the Permitted Overformula Advance for the calendar month of April, 2001 up to and including May 31, 2001, $2,833,333 and (g) from and after June 1, 2001, $0.

     "Permitted Overformula Amount B" shall mean (a) for each calendar month commencing from the Closing Date up to and including December, 2000, $10,000,000; (b) for the calendar month of January, 2001, $8,333,333; (c) for the calendar month of February, 2001, $6,666,666; (d) for the calendar month of March, 2001, $5,000,000; (e) for the calendar month of April, 2001, $3,333,333;
(f) for the calendar month of May, 2001, $1,666,666 and (g) for the calendar month of June, 2001, and for each calendar month thereafter, $0.

     "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

     "Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

     "Prepayment Date" shall have the meaning set forth in Section 13.1 hereof.

     "Prime Rate" shall mean the prime commercial lending rate of the Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by the Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank.

     "Pro Forma Balance Sheet" shall have the meaning set forth in Section 5.5(a) hereof.

     "Pro  Forma  Financial  Statements"  shall  have the  meaning  set forth in
Section 5.5(b) hereof.

     "Projections" shall have the meaning set forth in Section 5.5(b) hereof.

     "Purchasing Lender" shall have the meaning set forth in Section 15.3(c) hereof.

     "Questionnaire" shall mean each Questionnaire and the responses thereto provided by Borrower and Guarantors and delivered to Agent.

     "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq., as same may be amended from time to time.

     "Real Property" shall mean all of Borrower's right, title and interest in and to its existing and future owned or leased real property.

     "Receivables" shall mean and include all of Borrower's accounts, contract rights, instruments (including those evidencing indebtedness among Borrower and its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, all amounts due from Factor and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created.

     "Receivables Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

     "Releases" shall have the meaning set forth in Section 5.7(c)(i) hereof.

     "Reportable Event" shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

     "Required Lenders" shall mean Lenders holding at least fifty-one percent (51%) of the Advances.

     "Reserves" shall mean the sum, from time to time, of all deductions, allowances, credits, bill and hold and consignment sales, standby and documentary Letters of Credit, airway releases, steamship guarantees, and any other offsets asserted or granted and such additional reserves as are deemed appropriate in Agent's sole discretion, in each case without duplication of any such deduction, offset or reserve taken into account in excluding any item or portion thereof from Eligible Receivables, Eligible L/C Inventory or Eligible Inventory.

     "Revolving Advances" shall mean Advances made other than the Term Loans and Letters of Credit.

     "Revolving Credit Notes" shall have the meaning set forth in Section 2.1(a) hereof.

     "Revolving Interest Rate" shall mean at any time and from time to time, an interest rate per annum equal to, as applicable, (a) with respect to Domestic Rate Loans, the sum of the Alternate Base Rate plus the Applicable Margin for Domestic Rate Loans then in effect, or (b) with respect to Eurodollar Rate Loans, the sum of the Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Loans then in effect.

     "Seller" shall have the meaning as set forth in the definition of Acquisition Agreement.

     "Settlement Date" shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

     "Side Collateral Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(iv) hereof.

     "Special Overadvance Facility" shall mean all Advances made from time to time by Agent for the ratable benefit of Lenders under Section 2.1(a)(y)(iv)(B) hereof.

     "Step Up Effective Date" shall mean the date, if any, that Agent notifies Borrower that the Maximum Loan Amount is increased to an amount not to exceed the amount requested in a Step Up Notice.

     "Step Up Notice" shall mean any written notice delivered from time to time by Borrower to Agent, at a time other than when any Event of Default has occurred and is continuing, in accordance with the terms hereof requesting an increase in the Maximum Revolving Advance Amount, which written notice shall state the amount of the requested increase in the Maximum Revolving Advance Amount.

     "Subordinated Debt Documentation" shall mean the Intercreditor and Subordination Agreement dated the date hereof between Borrower and Subordinated Lender, the Credit Agreement among Borrower, The Shirt Shed, Inc., Big Ball Sports, Inc. and Subordinated Lender dated May 8, 1988, and all other notes, instruments, mortgages, agreements and documents executed and/or delivered in connection therewith.

     "Subordinated Lender" shall mean WGI, LLC and its successors and assigns.

     "Subsidiary" shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

     "Subsidiary Stock" shall mean (i) all of the issued and outstanding shares of capital stock of each domestic Subsidiary of Borrower owned by Borrower, and
(ii) sixty-five percent (65%) of all of the issued and outstanding shares of capital stock of each non-domestic Subsidiary of Borrower owned by Borrower.

     "Swingline Lender" means BNY Financial Corporation, and its successors and assigns.

     "Swingline Loan" shall have the meaning assigned to such term in Section 2.1(b)(i).

     "Swingline  Loan  Amount"  shall have the meaning  assigned to such term in
Section 2.1(b)(i).

     "Tangible Net Worth" at a particular date, shall mean (a) all amounts which would be included under shareholders' equity on a balance sheet of the Borrower determined in accordance with GAAP as at such date, plus (b) any liabilities which are subordinated to Agent and Lenders minus (c) all intangible assets, including but not limited to, goodwill and deferred financing costs.

     "Term" shall mean the Closing Date through March 12, 2004, as same may be extended in accordance with the provisions of Section 13.1 hereof.

     "Term Loan A" shall have the meaning set forth in Section 2.4(a) hereof.

     "Term Loan B" shall have the meaning set forth in Section 2.4(b) hereof.

     "Term Loan Interest Rate" shall mean at any time and from time to time, an interest rate per annum equal to, as applicable, (a) with respect to Term Loan A, (i) the sum of the Alternate Base Rate plus the Applicable Margin for Domestic Rate Loans then in effect minus one percent (1%) or (ii) the sum of the Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Loans then in effect minus one percent (1%), and (b) with respect to Term Loan B, (i) the sum of the Alternate Base Rate plus the Applicable Margin for Domestic Rate Loans then in effect plus one half of one percent (1/2%) or (ii) the sum of the Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Loans then in effect plus one-half of one percent (1/2%).

     "Term Loans" shall have the meaning set forth in Section 2.4(b) hereof.

     "Termination Event" shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which could reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that could reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan. Whenever used in connection with the definition of "Termination Event," the term "Plan" means an ERISA Plan that is an employee pension plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA.

     "Toxic Substance" shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. ss.2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

     "Transactions" shall have the meaning set forth in Section 5.5(a) hereof.

     "Transferee" shall have the meaning set forth in Section 15.3(b) hereof.

     "Umbro License Agreement" shall mean that certain Umbro License Agreement dated November 23, 1998 between Borrower and Umbro International, Inc., which was assigned by Borrower to Soccer Holdings, Inc. pursuant to that letter agreement dated February 1, 1999 among Umbro International, Inc., Borrower and Soccer Holdings, Inc.

     "Undrawn  Availability"  at a particular date shall mean an amount equal to
(a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances (other than the Term Loans) plus (ii) all amounts due and owing to Borrower's trade creditors which are outstanding beyond normal trade terms. Notwithstanding anything to the contrary contained herein, for the purposes of calculating Undrawn Availability immediately prior to the closing of the transactions hereunder, no Permitted Overformula Advances shall be included in the calculation thereof.

     "Week" shall mean the time period commencing with a Wednesday and ending on the following Tuesday.

     "Working Capital" at a particular date, shall mean the excess, if any, of Current Assets over Current Liabilities at such date.

     "Year 2000 Compliant" shall mean the ability of the software and other processing capabilities of Borrower to correctly interpret and manipulate all data, in whatever form including printed form, screen displays, financial records, calculations and data, so that (i) successful transition to the year 2000 using the correct date shall occur without human intervention, (ii) correct results shall be produced in forward or backward date calculations spanning century boundaries, and there shall be no errors in processing that may otherwise occur because of the inability of the software or other processing capabilities to recognize accurately the year 2000 or subsequent dates, and (iii) all regulatory guidelines regarding the change of the century and year 2000 compliance are complied with.


1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.

     1.4. Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Other Documents shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.


II       ADVANCES, PAYMENTS.

2.1. (a) Total Revolving Advances. Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.1(b), Section 2.1(c) and Section 2.1(d), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time not greater than such Lender's Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate undrawn amount of outstanding Letters of Credit and (y) an amount equal to the sum of:

     (i) up to eighty-five percent (85%), subject to the provisions of Section 2.1(c) hereof ("Receivables Advance Rate"), of Eligible Receivables, plus

     (ii) up to fifty percent (50%), subject to the provisions of Section 2.1(c) hereof ("Inventory Advance Rate"), of the value of the Eligible Inventory (other than Eligible L/C Inventory); provided that the aggregate outstanding amount of Revolving Advances made with respect to Eligible Inventory shall not exceed at any time $30,000,000, plus

     (iii) up to sixty percent (60%), subject to the provisions of Section 2.1(c) hereof (the "L/C Inventory Advance Rate") of the first cost of Eligible L/C Inventory; plus

     (iv) one hundred percent (100%) ("Side Collateral Advance Rate"; and together with the Receivables Advance Rate, the Inventory Advance Rate and the L/C Inventory Advance Rate, collectively, the "Advance Rate") of (A) cash and cash equivalents pledged in favor of Agent for the ratable benefit of Lenders in respect of the Revolving Advances (and not the Term Loans) and (B) the face amount of any letter of credit naming BNY Financial Corporation as beneficiary and delivered to Agent, which letter of credit shall be in form and substance acceptable to Agent in its sole discretion; minus

     (v) the aggregate undrawn amount of outstanding Letters of Credit, minus

     (vi) Reserves.

     The amount derived from the sum of Section 2.1(a)(y)(i), plus Section 2.1(a)(y)(ii), plus Section 2.1(a)(y)(iii), plus Section 2.1(a)(y)(iv), minus
Section 2.1(a)(y)(v) minus Section 2.1(a)(y)(vi) at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances made by each Lender shall be evidenced by the secured promissory note payable to the order of each such Lender substantially in the form attached hereto as Exhibit 2.1(a) (collectively, "Revolving Credit Notes"), appropriately completed, in a principal amount equal to Maximum Revolving Advance Amount multiplied by such Lender's Commitment Percentage. The Borrower may from time to time borrow, repay and re-borrow under this Section 2.1 without penalty or premium.

     (b) Swingline Loan Subfacility.

     (i) Swingline Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, during the Term, the Swingline Lender, in its individual capacity, may, in its sole discretion, make certain Revolving Advances to Borrower, for the benefit of Borrower (each a "Swingline Loan" and, collectively, the "Swingline Loans") from time to time for the purposes hereinafter set forth; provided, however, that the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed Five Million Dollars ($5,000,000) (the "Maximum Swingline Loan Amount"); provided, further, that the aggregate principal amount of outstanding Revolving Advances plus the aggregate principal amount of outstanding Swingline Loans plus outstanding amounts due under Letters of Credit (i) shall not exceed the lesser of (x) the Maximum Revolving Amount or (y) the Formula Amount and (ii) plus the aggregate principal amount outstanding under the Term Loans shall not exceed the Maximum Loan Amount.

     (ii) Disbursement. Each Swingline Loan shall be made as a Revolving Advance and shall bear interest at the rate applicable to Domestic Rate Loans. Swingline Lender shall initiate the transfer of funds representing any Swingline Loan to the Borrower by 3:00 P.M. (New York City time) on the Business Day of the requested borrowing.

     (iii) Repayment of Swingline Loans. The principal amount of all Swingline Loans shall be due and payable on the earlier of (A) the Settlement Date next occurring after the making of such Swingline Loan or Swingline Loans (which date shall not be a date more than seven (7) days from the date of advance thereof) or (B) the last day of the Term. Swingline Lender may, at any time, in its sole discretion, by notice to the Agent, demand repayment of its Swingline Loans which Swingline Loans shall then be repaid by way of a Revolving Advance, in which case the Borrower shall be deemed to have requested a Revolving Advance comprised solely of Domestic Rate Loans in the amount of such Swingline Loans, provided, however, that any such notice shall be deemed to have been given one
(1) Business Day prior to the earlier to occur of (x) the last day of the Term or (y) the date of the occurrence of any Event of Default described in Article
X. Each Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Advance in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (1) that the making of such Revolving Advances may not comply with the borrowing procedures or requirements of disbursement of Advance proceeds hereunder, (2) whether any conditions specified in Section 2.12 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for a Revolving Advance to be made by the time otherwise required hereunder, (5) whether the date of such borrowing is a date on which Revolving Advances are otherwise permitted to be made hereunder or (6) any termination of the commitments of any Lender relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Advance cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a case under the Bankruptcy Code with respect to Borrower or any Guarantor), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from Borrower on or after such date and prior to such purchase) from Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Commitment Percentage of the Maximum Loan Amount.

     (iv) Payment of Interest. Interest on Swingline Loans shall be payable monthly in arrears to Swingline Lender on the last day of each month.

     (c) Discretionary Rights. The Reserves may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion.

Borrower consents to any such increases or decreases and acknowledges that increasing the Reserves may limit or restrict Advances requested by a Borrower.

     (d) Permitted Overformula Facility. So long as no Event of Default has occurred and is continuing, Agent, on behalf of Lenders, shall permit the aggregate amount of Revolving Advances outstanding from time to time to exceed the sum of the Formula Amount plus the applicable Permitted Overformula Amount A as determined by Agent in accordance with Agent's standard accounting, recordkeeping and bookkeeping procedures (the "Permitted Overformula Advances"), provided that, (i) the aggregate amount of outstanding Revolving Advances at any one time shall not exceed the Maximum Revolving Advance Amount and (ii) for at least one (1) Business Day during each period commencing on the last day of each calendar month through and including the fifth (5th) consecutive Business Day of each immediately subsequent calendar month (such date being the "Cleanup Date"), the Permitted Overformula Advances shall be equal to or less than the Formula Amount plus the applicable Permitted Overformula Amount B, as determined by Agent in accordance with Agent's standard accounting, recordkeeping and bookkeeping procedures. In the event that, in any given month, Borrower breaches the provisions of Section 2.1(d)(ii) above, the same shall constitute an Event of Default hereunder. For the purposes of this Section 2.1(d), in calculating the outstanding amount of the Permitted Overfomula Advances outstanding as of the Cleanup Date, only Collateral and assets of the Borrower shall be included in such calculation and no assets of any Guarantor or other Person shall be included in such calculation.

     2.2. Procedure for Borrowing Revolving Advances.

     (a) Borrower may notify Agent prior to 2:00 p.m. on a Business Day of Borrower's request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable and such Revolving Advance shall be added to the Obligations and shall bear interest at the Revolving Advance Rate applicable to Domestic Rate Loans hereunder.

     (b) Notwithstanding anything to the contrary set forth herein, from and after the occurrence of an Event of Default (i) Borrower may not elect that Revolving Advances be made as Eurodollar Rate Loans, and (ii) at Agent's option, in its sole discretion, all Eurodollar Rate Loans shall be converted to Domestic Rate Loans.

     (c) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (c), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lender to make Eurodollar Rate Loans hereunder, shall forthwith be cancelled and Borrower shall, if any Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such Eurodollar Rate Loans or convert such Eurodollar Rate Loans into Domestic Rate Loans. Borrower shall pay Lenders, upon Agent's request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including, but not limited to, any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent to Borrower shall be conclusive absent manifest error.

     2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower's account on Agent's books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions of this Agreement. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrower on the day so requested by way of credit to Borrower's operating account at The Bank of New York, or such other bank as Borrower may designate following notification to Agent, in federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

     2.4. Term Loans.

     (a) Term Loan A. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a Term Loan to Borrower in the sum equal to such Lender's Commitment Percentage of $27,500,000 ("Term Loan A"). Term Loan A shall be advanced on the Closing Date and shall be, with respect to principal, payable in one (1) installment of $27,500,000 on March 12, 2004, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement.

     (b) Term Loan B. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a Term Loan to Borrower in the sum equal to such Lender's Commitment Percentage of $22,500,000 ("Term Loan B", and together with Term Loan A, collectively, the "Term Loans"). Term Loan B shall be advanced on the Closing Date and shall be, with respect to principal, payable in forty-seven (47) consecutive monthly installments on the first Business Day of each month commencing on April 1, 2000, of which the first forty-six (46) installments shall each be in the amount of two hundred sixty-seven thousand eight hundred fifty-seven and 14/100 dollars ($267,857.14) and the final and forty-seventh (47th) installment shall be in the amount of the then unpaid balance of Term Loan B, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement.

     (c) Notwithstanding anything to the contrary set forth herein, amounts due under the Term Loans may be prepaid in whole or in part without (i) premium or penalty, or (ii) any fees which may be applicable solely to any termination of the Revolving Advances.

     2.5. Repayment of Advances.

     (a) The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

     (b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent's agreement to conditionally credit Borrower's account as of the Business Day on which Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations four (4) Business Days after confirmation to Agent by the Blocked Account bank or Depository Account bank, as provided for in Section 4.15(h) hereof, that such items of payment have been collected in good funds and finally credited to Agent's account. Agent is not, however, required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Agent and Agent may also charge Borrower's account for the amount of any item of payment which is returned to Agent unpaid.

     (c All payments of principal, interest and other amounts payable hereunder, or under any of the related agreements shall be made to Agent for itself and the other Lenders at the Payment Office not later than 1:00 P.M. (New York Time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall, subject to the lending formulas and limits set forth herein, use its best efforts to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower's account or by making Advances as provided in Section 2.2 hereof.

     (d Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any Other Documents, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

     2.6. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder, including any Permitted Overformula Advances, shall be immediately due and payable without the necessity of any notice demand or other formality, at the Payment Office, whether or not a Default or Event of Default has occurred; except that, in the event Agent charges Borrower's account for any Obligations due hereunder, and as a direct result thereof, the aggregate balance of Advances outstanding exceeds the maximum amount of Advances permitted hereunder, then, in such event, the amount of such Advances which are in excess of the maximum amount of Advances permitted hereunder shall be due and payable by Borrower within five (5) days after Agent demands payment thereof.

     2.7. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account in the name of Borrower in which shall be recorded the date and amount of each Advance made by Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lenders and Borrower during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower's specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be prima facie evidence of the amounts of Advances and other charges thereto and of payments applicable thereto.

     2.8. Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of Letters of Credit ("Letters of Credit") on behalf of Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Letters of Credit (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. Notwithstanding anything to the contrary contained herein, the maximum amount of outstanding Letters of Credit shall not exceed $40,000,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Advances and shall bear interest at the Revolving Interest Rate with respect to Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest but shall be subject to payment of the Letter of Credit Fees.

     2.9. Issuance of Letters of Credit.

     (a Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Bank's standard form of Letter of Credit Application (the "Letter of Credit Application") completed to the satisfaction of Agent and Bank; and, such other certificates, documents and other papers and information as Agent and Bank may reasonably request.

     (b Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and
(ii) have an expiry date not later than six (6) months after such Letter of Credit's date of issuance for documentary Letters of Credit and one (1) year after such Letter of Credit's date of issuance for standby Letters of Credit, and, in each case, in no event later than the last day of the Term. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof and, to the extent not inconsistent therewith, the laws of the State of New York.

     2.10. Requirements For Issuance of Letters of Credit.

     (a In connection with the issuance of any Letter of Credit, Borrower shall indemnify, save and hold Agent and each Lender harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent and any Lender, and expenses and reasonable attorneys' fees incurred by Agent or any Lender arising out of, or in connection with, any Letter of Credit to be issued or created for Borrower. Borrower shall be bound by Agent's or any issuing or accepting bank's regulations and good faith interpretations of any Letter of Credit issued or created for its account, although this interpretation may be different from its own; and, neither Agent nor any Lender, the bank which opened the Letter of Credit, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for Agent's or such Lender's or such correspondents' own willful misconduct.

     (b Borrower shall authorize and direct any bank which issues a Letter of Credit to name Borrower as the "Account Party" therein and to deliver to Agent all instruments, documents, and other writings and property received by the bank pursuant to the Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance thereunder.

     (c In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower's name on bills of lading;
(iii) to clear Inventory through the United States of America Customs Department ("Customs") in the name of Borrower or Agent or Agent's designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower's name or Agent's name, or in the name of Agent's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent's or its attorney's own gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable during the Term and as long thereafter as any Letters of Credit remain outstanding.

     (d Each Lender shall be deemed to have irrevocably purchased an undivided participation in Agent's credit support enhancement provided to the issuing bank of any Letter of Credit and each Revolving Advance made as a consequence of the issuance of a Letter of Credit and all disbursements thereunder in an amount equal to such Lender's applicable Commitment Percentage multiplied by the outstanding amount of the Letters of Credit and disbursements thereunder. In the event that at the time a disbursement under a Letter of Credit is made the unpaid balance of Revolving Advances exceeds or would exceed, with the making of such disbursement, the lesser of the Maximum Revolving Advance Amount or the Formula Amount, and such disbursement is not reimbursed by Borrower within two
(2) Business Days, Agent shall promptly notify each Lender and upon Agent's demand each Lender shall pay to Agent such Lender's pro rata share of such unreimbursed disbursement together with such Lender's pro rata share of Agent's unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from Borrower of any amount disbursed under a Letter Credit by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender's pro rata share of such repayment. Each Lender's participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

     2.11. Additional Payments. Any sums expended by Agent or any Lender due to Borrower's failure to perform or comply with its Obligations under this Agreement or any of the Other Documents including, without limitation, Borrower's obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower's account as a Revolving Advance, shall bear interest at the Revolving Interest Rate applicable to Domestic Rate Loans and shall be added to the Obligations.

     2.12. Manner of Borrowing and Payment.

     (a Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders. The Term Loans shall be advanced according to the Applicable Commitment Percentages of Lenders.

     (b Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Each payment (including each prepayment) by Borrower on account of the principal of and interest on a Term Loan shall be applied to the Term Loan designated by Borrower at the time of making such payment, pro rata according to the Commitment Percentage of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

     (c (i) Notwithstanding anything to the contrary contained in Sections 2.12(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances made by Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (1) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (x) such Revolving Advances and
(y) such repayments and (2) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (x) such repayments and (y) such Revolving Advances.

     (ii) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.

     (iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

     (d If any Lender or any Transferee (a "benefitted Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned in cash, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including, without limitation, rights of set off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     (e Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after a Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during the first three
(3) Business Days of such period as quoted by Agent and thereafter at the rate applicable to the Borrower as set forth below, times (ii) such amount, times
(iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrower's rights (if any) against such Lender.

     2.13. Mandatory Prepayments. Subject to Section 4.3, when Borrower sells or otherwise disposes of any Collateral (other than Inventory in the ordinary course of business) Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale or disposition otherwise prohibited by the terms and conditions hereof.

     2.14. Use of Proceeds. Borrower shall apply the proceeds of Advances to (i) repay existing indebtedness owed to BNY Financial Corporation (ii) pay fees and expenses relating to this transaction, and (iii) to provide for its general corporate purposes including working capital needs.

     2.15. Defaulting Lender.

     (a Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a "Lender Default"), all rights and obligations hereunder of such Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section
2.15 while such Lender Default remains in effect.

     (b Advances shall be incurred pro rata from Lenders (the "Non-Defaulting Lenders") which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all

Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Commitment Percentage of all Advances then outstanding.

     (c A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this
Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

     (d Other than as expressly set forth in this Section 2.15, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section
2.15 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

     (e In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.


III.     INTEREST AND FEES.


3.1. Interest. Interest on Advances shall be payable in arrears on the last day of each month. Interest charges shall be computed on the actual principal of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to the Term Loans, at the applicable Term Loan Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate and/or the Eurodollar Rate is increased or decreased, the Revolving Interest Rate with respect to Domestic Rate Loans and/or Eurodollar Rate Loans, as the case may be, and the Term Loan Interest Rate with respect to Domestic Rate Loans and/or Eurodollar Rate Loans, as the case may be, shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate and/or the Eurodollar Rate, as the case may be, during the time such change or changes remain in effect. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the Default Rate. Without limiting the foregoing, if at any time during the Term, Borrower, as of the Cleanup Date for any given calendar month, fails to reduce the Permitted Overformula Advances in accordance with Section 2.1(d), then all Revolving Advances for such calendar month shall bear interest at the Default Rate.

     3.2. Letter of Credit Fees.

     (a Borrower shall pay Agent (i) for the ratable benefit of Lenders a fee computed at a rate per annum of one-quarter of one percent (1/4%) on the outstanding face amount of Letters of Credit during such month and (ii) Bank, for its own account, Bank's customary charges payable in connection with Letters of Credit as in effect from time to time (the "Letter of Credit Fees"). Such fees and charges shall be payable (i) in the case of any Letter of Credit, on its opening (ii) in the case of a standby Letter of Credit, (A) monthly thereafter in advance and (B) upon each increase in the outstanding amount thereof, and (iii) in the case of any Letter of Credit that is not a standby Letter of Credit, at the time of each increase in face amount thereto. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Bank's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

     (b Upon termination of this Agreement or upon the occurrence and continuance of an Event of Default, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral for the ratable benefit of Lenders, in an amount equal to outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower's behalf and in Borrower's name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into Agent's possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

     3.3. Fees Per Fee Letter. Upon the execution of this Agreement and thereafter as and when provided in the Fee Letter, Borrower shall pay to Agent for its own account the fees set forth in the Fee Letter.

     3.4. Unused Facility Fee. If, for any month during the Term, the average daily outstanding balance of the Revolving Advances for each day of such month during such month plus the aggregate undrawn amount of outstanding Letters of Credit during such month is less than the Maximum Revolving Advance Amount, then Borrower shall pay to Agent, for the ratable benefit of Lenders, a fee at a rate equal to the product of one-quarter of one percent (0.25%) multiplied by the amount by which the Maximum Revolving Advance Amount in effect during such month exceeds such average daily outstanding balance of the Revolving Advances [plus the aggregate undrawn amount of outstanding Letters of Credit], provided, that, such fee shall be payable to Agent, for the ratable benefit of Lenders, in arrears on the last day of each month.

     3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.


IV.      COLLATERAL:  GENERAL TERMS


4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants to Agent for itself and the ratable benefit of each Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or reasonably appropriate to evidence, protect and perfect Agent's security interest ("Agent's security interest") and shall cause its financial statements to reflect such security interest.

     4.2. Perfection of Security Interest. Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (c) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (d) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest under the Uniform Commercial Code or other applicable law. Agent is hereby authorized to file financing statements signed by Agent instead of Borrower in accordance with
Section 9-402(2) of the Uniform Commercial Code as adopted in the State of New York. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower's account as a Revolving Advance, shall bear interest at the Revolving Interest Rate applicable to Domestic Rate Loans, and shall be added to the Obligations, or, at Agent's option, shall be paid to Agent for the ratable benefit of Lenders immediately upon demand.

     4.3. Disposition of Collateral. Borrower will safeguard and protect all Collateral for Agent's general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the ordinary course of business and (b) (i) the sale of Real Property and (ii) the disposition or transfer of obsolete and worn-out Equipment in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $100,000 and only to the extent that the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent's first priority security interest. The net proceeds from the sale of Real Property and Equipment as permitted under Section 4.3(b) shall be remitted to Agent as a prepayment in respect of Term Loan B, and from and upon full and indefeasible payment of Term Loan B, in respect of Term Loan A, and all such proceeds shall be applied against the unpaid principal balance of Term Loan B or Term Loan A, as the case may be, in the inverse order of maturity thereof.

     4.4. Preservation of Collateral. In addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent's security interest in and to preserve the Collateral, including, after the occurrence of a Default, the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may, after the occurrence of a Default, employ and maintain at Borrower's premises a custodian who shall have full authority to do all acts necessary to protect Agent's security interests in the Collateral; (c) may, after the occurrence of an Event of Default, lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may, after the occurrence of an Event of Default, use Borrower's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the
Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress at all reasonable times prior to the occurrence or Default, or at any time after the occurrence of a Default, to the places where the Collateral is located, and may proceed over and through Borrower's owned or leased property. Borrower shall cooperate fully with all of Agent's efforts to preserve the

Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent's expenses of preserving the Collateral, including any costs, fees and expenses relating to the bonding of a custodian, shall be charged to Borrower's account as a Revolving Advance shall bear interest at the Revolving Interest Rate applicable to Domestic Rate Loans and shall be added to the Obligations.

     4.5. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent's security interest: (a) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a security interest in each and every item of its respective
Collateral to Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever and Agent shall have a first priority security interest therein; (b) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same; and (c) Borrower's Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except to the extent permitted in Section 4.3 hereof.

     4.6. Defense of Agent's and Lender's Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's security interests in the Collateral shall continue in full force and effect. During such period Borrower shall not, without Agent's prior written consent, pledge, sell (except to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrower shall defend Agent's security interests in the Collateral against any and all Persons whatsoever. At any time following an Event of Default and subsequent demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into Borrower's possession, they, and each of them, shall be held by Borrower in trust as Agent's trustee, and Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

     4.7. Books and Records. Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of the Accountants, as shall then be regularly engaged by Borrower.

     4.8. Financial Disclosure. Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of the Borrower's financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to Agent and each Lender any information such accountants may have concerning Borrower's financial status and business operations. Borrower hereby authorizes all federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants or such authorities.

     4.9. Compliance with Laws. Borrower shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to its respective Collateral or any part thereof or to the operation of Borrower's business the non-compliance with which could reasonably be expected to have a Material Adverse Effect on Borrower.

     4.10. Inspection of Premises. At all reasonable times prior to the occurrence of a Default and at any time after the occurrence of a Default, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower's business. Agent, any Lender and their agents may enter upon Borrower's premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower's business.

     4.11. Insurance. Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral except to the extent that Factor has assumed and retained the Credit Risk on any Receivable pursuant to the Factoring Agreement. At Borrower's own cost and expense in amounts and with carriers acceptable to Agent, Borrower shall (a) keep all its insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (b) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days' prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrower to make payment for such loss to Agent and not to Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above, except that, Agent shall not adjust or compromise any such claims prior to the occurrence of an Event of Default without first obtaining the Borrower's prior consent, which consent shall not be unreasonably withheld. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Agent, on demand.

     4.12. Failure to Pay Insurance. If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor for Borrower's account, and charge Borrower's account therefor and such expenses so paid shall be part of the Obligations.

     4.13. Payment of Taxes. Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes; except that, Borrower shall be permitted to contest or dispute the amount of any such tax, assessment or other Charges in good faith, provided that, Borrower establishes adequate reserves therefor in the full amount thereof and diligently pursues the resolution thereof. If any Charge by any governmental authority is or may be imposed on or as a result of any transaction between Borrower, Agent and Lenders which Agent or any Lender may be required to withhold or pay or if any Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent's or Lenders' judgment reasonably exercised in good faith, would reasonably be expected to create a valid Lien on the Collateral, Agent may without notice to Borrower pay the Charges and Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. In the event Agent pays such Charges, Agent shall use its best efforts to notify Borrower of such payments, except that, Agent shall have no liability to Borrower in the event that Agent fails to provide such notice. The amount of any payment by Agent under this Section 4.13 shall be charged to the Borrower's account as a Revolving Advance and added to the Obligations and, until Borrower shall furnish Agent and each Lender with an indemnity therefor (or supply Agent with evidence satisfactory to Agent and each Lender that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower's credit and Agent shall retain Agent's security interest in any and all Collateral held by Agent.

     4.14. Payment of Leasehold Obligations. Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent's request, will provide evidence of having done so.

     4.15. Receivables.

     (a Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created. Each Receivable shall be due and owing in accordance with

Borrower's standard terms of sale for such Customer without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Agent.

     (b Solvency of Customers. Each Customer, to the extent of Borrower's actual knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who, to Borrower's actual knowledge, are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

     (c Locations of Borrower. Borrower's chief executive office is located at the address set forth on Schedule 4.15(c) hereto. Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

     (d Collection of Receivables. Subject to the rights of Factor under the Factoring Agreement, until Borrower's authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default or a Default or when Agent in its sole discretion deems it to be in Lenders' best interests to do so), Borrower will, at Borrower's sole cost and expense, but on Agent's behalf and for Agent's account, collect as Agent's property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with Borrower's funds or use the same except to pay Obligations. Borrower shall, upon request, deliver to Agent, the Blocked Account or the Depository Account in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

     (e Notification of Assignment of Receivables. Subject to the rights of Factor under the Factoring Agreement, at any time, Agent shall have the right to send notice of the assignment of, and Agent's security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower's account and added to the Obligations.

     (f Power of Agent to Act on Borrower's Behalf. Subject to the rights of Factor under the Factoring Agreement, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Agent or Agent's designee as

Borrower's attorney with power (i) to endorse Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii0 to sign Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii0 to send verifications of Receivables to any Customer; (iv) to sign Borrower's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's security interest in the Collateral and to file same; (v) after the occurrence of an Event of Default and during its continuance, to demand payment of the Receivables; (vi) after the occurrence of an Event of Default and during its continuance, to enforce payment of the Receivables by legal proceedings or otherwise; (vii) after the occurrence of an Event of Default and during its continuance, to exercise all of Borrower's rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) after the occurrence of an Event of Default and during its continuance, to settle, adjust, compromise, extend or renew the Receivables;
(ix) after the occurrence of an Event of Default and during its continuance, to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) after the occurrence of an Event of Default and during its continuance, to prepare, file and sign Borrower's name on a proof of claim in bankruptcy or similar document against any Customer; (xi) after the occurrence of an Event of Default and during its continuance, to prepare, file and sign Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary in the good faith judgment of Agent, reasonably exercised, to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable during the Term and thereafter while any of the Obligations are or may remain unpaid. Agent shall have the right at any time following the occurrence of an Event of Default to change the address for delivery of mail addressed to Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to Borrower.

     (g No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Agent may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept the return of the goods represented by any of the

Receivables, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower's liability hereunder.

     (h Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall, at the direction of Agent, be deposited by Borrower into a lockbox account, dominion account or such other blocked account ("Blocked Accounts") as Agent may require pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to Agent. Borrower shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Account shall immediately become the property of Agent and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for any Blocked Account arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may after the occurrence of an Event of Default establish depository accounts ("Depository Accounts") in the name of Agent at a bank or banks for the deposit of such funds and Borrower shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

     (i) Adjustments. Borrower will not, without Agent's consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as may, from time to time, be customary in the business of Borrower.

     4.16. Inventory. All Inventory, to the extent manufactured by Borrower, has been, and will be, produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

     4.17. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. Borrower shall have the right to sell Equipment to the extent set forth in
Section 4.3 hereof.

     4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower's agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume Borrower's obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

     4.19. Environmental Matters. (a) Borrower shall ensure that the Real Property remains in compliance with all applicable Environmental Laws and shall not place or permit to be placed any Hazardous Substances on any Real Property except as authorized by applicable Environmental Laws.

     (b) Borrower shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

     (c) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower's interest therein (any of the foregoing is referred to herein as an
"Environmental Complaint") from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority") in each case, that would cause a Material Adverse Effect, then Borrower shall promptly, and in any event within ten (10) Business Days, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

     (d) Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances that would cause a Material Adverse Effect and shall continue to forward copies of material correspondence between Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrower shall promptly forward to Agent copies of all material documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in the Collateral.

     (e) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws that, in each case, would cause a Material Adverse Effect, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent's security interest in Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Borrower.

     (f) Promptly upon the written request of Agent if Agent in good faith believes a Hazardous Discharge or Environmental Complaint that could cause a Material Adverse Effect exists, Borrower shall provide Agent, at Borrower's expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

     (g) Borrower shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws related to this Agreement, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrower's obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower's obligation and the indemnifications hereunder shall survive the termination of this Agreement.

     (h) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower's right, title and interest in and to its owned and leased premises.

     4.20. Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 4.20, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.


V.       REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants to the Agent and each of the Lenders as follows:


5.1. Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its Obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower's by-laws, certificate of incorporation or other applicable documents relating to Borrower's formation or to the conduct of Borrower's business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which Borrower or its property is a party or by which it may be bound.

     5.2. Formation and Qualification. (a) Borrower is duly incorporated and in good standing under the laws of the state listed on Schedule 5.2 and is qualified to do business and is in good standing in the states listed on
Schedule 5.2 which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

     (b) The only Subsidiaries of Borrower are listed on Schedule 5.2.

     5.3. Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower's execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

     5.4. Tax Returns. Borrower's federal tax identification number is set forth on Schedule 5.4. Borrower has filed all federal, state and local tax returns and other reports each is required by law to file except where the failure to do so would not have a Material Adverse Effect and has paid all taxes, assessments, fees and other governmental charges prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where diligently contested in good faith and by appropriate proceedings. Borrower has filed all Federal, state and local income tax returns of Borrower through fiscal year 1997 and Borrower has not received any notice of audit or investigation with respect to any such returns. The provision for taxes on the books of Borrower are adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower no has knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

     5.5. Financial Statements.

     (a) The consolidated and consolidating pro forma balance sheets of Borrower (the "Pro Forma Balance Sheet") furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated under the Acquisition Agreement, the Subordinated Debt Documentation and this Agreement (collectively, the "Transactions") and is accurate, complete and correct and fairly reflects the financial condition of Borrower as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrower. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

     (b) The twelve-month cash flow projections of Borrower and its projected balance sheets as of the Closing Date, copies of which are annexed hereto as
Exhibit 5.5(b) (the "Projections") were prepared by the Chief Financial Officer of Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower's judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the "Pro Forma Financial
Statements". Notwithstanding any of the foregoing, the Pro Forma Financial Statements are estimated in good faith by the Borrower based upon assumptions believed to be reasonable at the time made, it being understood that the same are subject to significant uncertainties and contingencies beyond the control of the Borrower, and that no assurance can be given that the same will be realized.

     5.6. Corporate Name. Borrower has not been known by any other corporate name in the past five years and does not sell Inventory or perform services under any other name except as set forth on Schedule 5.6, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

     5.7. O.S.H.A. and Environmental Compliance.

     (a) Except to the extent non-compliance would not have a Material Adverse Effect, Borrower has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other applicable Environmental Laws; there are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

     (b) Except to the extent non-compliance would not have a Material Adverse Effect, Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

     (c) To the best of Borrower's knowledge (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under or within any Real Property that would result in a Material Adverse Effect; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower or of its tenants.

     5.8. Solvency; No Litigation, Violation, Indebtedness or Default.

     (a) After giving effect to the Transactions, Borrower will be able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage.

     (b) Except as disclosed in Schedule 5.8(b), Borrower does not have (i) any pending or, to the Borrower's knowledge, threatened, litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect on Borrower, and (ii) any material liabilities nor indebtedness other than the Obligations.

     (c) Borrower is not in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect on Borrower, nor is Borrower in violation of any order of any court, governmental authority or arbitration board or tribunal.

     (d) Neither Borrower nor any member of the Controlled Group maintains or contributes to any ERISA Plan other than those listed on Schedule 5.8(d) hereto. Material ERISA Plans are indicated as such on the Schedule. Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) neither Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled

Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrower or any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither Borrower or any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) neither Borrower nor any member of the Controlled Group or any fiduciary of, or any trustee to, any Plan, has engaged in a "prohibited transaction" described in
Section 406 of the ERISA or Section 4975 of the Code where such prohibited transaction would materially change the value of the assets or liabilities of the Borrower or of the Controlled Group or taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR ss.2615.3 has not been waived, and (xi) during the last three years neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980. In the preceding sentence, all references to "Plan" means an ERISA Plan that is an employee pension plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA, except that clause (vii) and the prohibition against prohibited transactions in clause (viii) are not so limited.

     5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate governmental authorities and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no pending or to the knowledge of Borrower threatened challenge to the validity of any such material patent, trademark, copyright, design right, tradename, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto.

     5.10. Licenses and Permits.  Except as set forth in Schedule 5.10, Borrower
(a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect on Borrower.

     5.11. Intentionally Omitted.

     5.12. No Default. To Borrower's knowledge, Borrower is not in default in the payment or performance of any of its material contractual obligations and no Default has occurred.

     5.13. Intentionally Omitted.

     5.14. No Labor Disputes. Borrower is not involved in any labor dispute; there are no strikes or walkouts or union organization of Borrower's employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

     5.15. Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

     5.16. Investment Company Act. Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

     5.17. Disclosure. Except as disclosed on Schedule 5.17, no representation or warranty made by Borrower in this Agreement or in the Acquisition Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower have not disclosed to Agent in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect on Borrower.

     5.18. Regarding the Acquisition Agreement and Subordinated Debt Documentation. Agent has received complete copies of the Acquisition Agreement and the Subordinated Debt Documentation (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

     5.19. Swaps. Borrower is not a party to, nor will it be a party to, any swap agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

     5.20. Intentionally Omitted.

     5.21. Application of Certain Laws and Regulations. Neither Borrower or any Affiliate of Borrower is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness.

     5.22. Business and Property of Borrower. Upon and after the Closing Date, Borrower does not propose to engage in any business other than the importing, manufacturing, marketing and sale of apparel, footwear and related accessories and activities necessary to conduct the foregoing. On the Closing Date, Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower.


VI.      AFFIRMATIVE COVENANTS.

     Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1. Payment of Fees. Pay to Agent when due all fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge the account of Borrower for all such fees and expenses.

     6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions reasonably necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business; and (c) except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect, make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

     6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could be reasonably expected to have a Material Adverse Effect on Borrower.

     6.4. Government Receivables. Take all steps necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

     6.5. Tangible Net Worth. Maintain a Tangible Net Worth in an amount not less than:

           ($65,000,000)        for quarter ending                      3/31/99
           ($67,000,000)         "      "        "                      6/30/99
           ($70,000,000)         "      "        "                      9/30/99
           ($74,000,000)         "      "        "                     12/31/99
           ($71,500,000)         "      "        "                      3/31/00
           ($71,000,000)         "      "        "                      6/30/00
           ($73,000,000)         "      "        "                      9/30/00
           ($74,500,000)         "      "        "                     12/31/00
           ($72,500,000)         "      "        "                      3/31/01
           ($71,500,000)         "      "        "                      6/30/01
           ($72,000,000)         "      "        "                      9/30/01
           ($72,500,000)         "      "        "                     12/31/01
           ($68,000,000)         "      "        "                      3/31/02
           ($66,000,000)         "      "        "                      6/30/02
           ($66,000,000)         "      "        "                      9/30/02
           ($66,000,000)         "      "        "                     12/31/02
           ($63,000,000)         "      "        "                      3/31/03
                                                          and thereafter.

     This covenant (a) will be adjusted to the extent of 90% of the net proceeds of any new stock or subordinated debt issue and (b) will be adjusted upward or downward to the extent that the "Restructuring Charges" to be reflected on the December 31, 1998 audited annual statement are greater than or less than $5,000,000. In addition, this covenant will be increased, on a dollar for dollar basis, to the extent that with the consent of Agent, in its sole discretion, non-cash dividends are declared and paid in kind in respect of any class of preferred stock and/or payments of interest, in the form of preferred stock, are paid to Subordinated Lender.

     6.6. Current Ratio. Maintain a ratio of Current Assets to Current Liabilities of not less than:

        0.70:1.00     for the quarter ending                3/31/99
        0.70:1.00      "          "        "                6/30/99
        0.65:1.00      "          "        "                9/30/99
        0.60:1.00      "          "        "               12/31/99
        0.70:1.00      "          "        "                3/31/00
        0.70:1.00      "          "        "                6/30/00
        0.65:1.00      "          "        "                9/30/00
        0.60:1.00      "          "        "               12/31/00
        0.70:1.00      "          "        "                3/31/01
        0.70:1.00      "          "        "                6/30/01
        0.65:1.00      "          "        "                9/30/01
        0.60:1.00      "          "        "               12/31/01
        0.70:1.00      "          "        "                3/31/02
        0.75:1.00      "          "        "                6/30/02
        0.75:1.00      "          "        "                9/30/02
        0.75:1.00      "          "        "               12/31/02
        0.85:1.00      "          "        "                3/31/03
                                                       and thereafter.

     This covenant will be increased by increasing the Current Assets component by 0.25 in the event of a secondary stock sale with net proceeds in excess of $30 million.

For the purposes hereof, Current Liabilities shall include all restructuring reserves to the extent they are considered Current Liabilities in accordance with GAAP and to the extent that such restructuring reserves are in excess of $5,000,000.

     6.7. Working Capital. Maintain Working Capital, computed in accordance with GAAP and including all direct Obligations hereunder as current liabilities, in an amount not less than:

          ($2,000,000)        for quarter ending                    3/31/99
          ($3,000,000)         "      "        "                    6/30/99
          ($6,500,000)         "      "        "                    9/30/99
         ($10,500,000)         "      "        "                   12/31/99
          ($5,500,000)         "      "        "                    3/31/00
          ($6,000,000)         "      "        "                    6/30/00
          ($8,500,000)         "      "        "                    9/30/00
         ($11,250,000)         "      "        "                   12/31/00
          ($9,250,000)         "      "        "                    3/31/01
          ($9,000,000)         "      "        "                    6/30/01
          ($9,500,000)         "      "        "                    9/30/01
          ($9,500,000)         "      "        "                   12/31/01
          ($5,750,000)         "      "        "                    3/31/02
          ($3,000,000)         "      "        "                    6/30/02
          ($2,750,000)         "      "        "                    9/30/02
          ($2,500,000)         "      "        "                   12/31/02
           $2,000,000          "      "        "                    3/31/03
                                                               and thereafter.

     This covenant will be adjusted to the extent of 20% of the net proceeds of any new stock or subordinated debt issue, provided that a minimum of 70% of such net proceeds is applied to long term debt. To the extent that the % applied to long term debt is less than 70%, the 20% will be increased in an equal amount up to 90% if none of the proceeds are applied to long term debt.

For the purposes hereof, Current Liabilities shall include all restructuring reserves to the extent they are considered Current Liabilities in accordance with GAAP and to the extent that such restructuring reserves are in excess of $5,000,000.

     6.8. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement and the Other Documents may be carried into effect.

     6.9. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

     6.10. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

     6.11. Exercise of Rights. Enforce all of its rights under the Acquisition Agreement executed in connection therewith including, but not limited to, all indemnification rights and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights.

     6.12. Year 2000 Compliance. Be fully Year 2000 Compliant on or before September 30, 1999 and at all times thereafter.

     6.13. Additional Financial Covenants.

     (a) Net loss, excluding any extraordinary or non-recurring items, computed in accordance with GAAP, shall not exceed:

           ($1,000,000)          for quarter ending          3/31/99
           ($2,750,000)           "      "        "          6/30/99
           ($3,500,000)           "      "        "          9/30/99
           ($5,000,000)           "      "        "         12/31/99
                    $0            "      "        "          3/31/00
             ($500,000)           "      "        "          6/30/00
           ($2,250,000)           "      "        "          9/30/00
           ($2,500,000)           "      "        "         12/31/00
                    $0            "      "        "          3/31/01
                    $0            "      "        "          6/30/01
             ($750,000)           "      "        "          9/30/01
           ($1,500,000)           "      "        "         12/31/01
                    $0            "      "        "          3/31/02
                    $0            "      "        "          6/30/02
             ($500,000)           "      "        "          9/30/02
           ($1,000,000)           "      "        "         12/31/02
             ($250,000)           "      "        "          3/31/03
                                                        and thereafter.

     (b) The financial covenants as set forth in Sections 6.5, 6.6, 6.7 and 6.13 shall each be tested quarterly.

VII.     NEGATIVE COVENANTS.

     Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement:


7.1.     Merger, Consolidation, Acquisition and Sale of Assets.

     (a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it, provided, however, that, so long as no Event of Default exists and is continuing, any Subsidiary of Borrower may merge with or into Borrower, provided that, (i) Borrower provides Agent with ten (10) days prior written notice; (ii) Borrower is the surviving corporation and (iii) after giving effect to such merger, such merger could not reasonably be expected to have a Material Adverse Effect.

     (b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) in the ordinary course of its business and (ii) to the extent any such sale, lease, transfer or other disposal is not in excess of $250,000.

     7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

     7.3. Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the ordinary course of business up to an aggregate amount of $200,000 outstanding at any one time and (c) the endorsement of checks in the ordinary course of business.

     7.4. Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if
(i) such bank has a combined  capital and surplus of at least  $500,000,000,  or
(ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (e) investments listed in Schedule 7.4; (f) loans and advances by the Borrower to employees, officers and directors of the Borrower in connection with relocations and for other ordinary course of business purposes (including travel and entertainment expenses) in an aggregate amount outstanding at any time not to exceed $200,000 in the aggregate and not to exceed $25,000 per employee, officer and director; (g) loans and advances by the Borrower to employees of the Borrower in connection with the purchase by such employees of common stock of Borrower or options or similar rights to purchase Borrower common stock, provided that, (i) such loans and advances are used by such employee to purchase Borrower's common stock directly from Borrower and not to purchase such common stock from any Person and (ii) the aggregate amount of such loans and advances outstanding at any time shall not exceed $1,000,000 in the aggregate and shall not exceed $100,000 per employee; and (h) in addition to investments permitted by this Agreement, loans, advances and investments to or in a Person in an aggregate amount for all loans, advances and investments made pursuant to this clause not to exceed $100,000 in the aggregate outstanding at any time.

     7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate except with respect to the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business and except for, in addition to the loans outstanding as of the Closing Date as more particularly described on Schedule 7.5 hereof, loans or advances to each of Big Ball Sports, Inc. or Grand Illusion Designs, Inc. in an aggregate amount outstanding at any given time of not greater than $1,000,000 in each case.

     7.6. Capital Expenditures. Make any cash expenditures in connection with the purchase or acquisition of fixed or capital assets (including capitalized leases) in any fiscal year in an amount in excess of $1,000,000.

     7.7. Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrower.

     7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (a) Obligations to Lenders; (b) Indebtedness incurred for capital expenditures permitted under
Section 7.6 hereof; (c) Indebtedness due under the Subordinated Debt Documentation; (d) Indebtedness assumed under the Acquisition Agreement; provided, however, that the maximum aggregate amount outstanding at any time of such Indebtedness assumed under the Acquisition Agreement shall not exceed $4,000,000; (e) Indebtedness listed in Schedule 7.8; (f) Indebtedness with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the judgments that do not result in an Event of Default, provided that, (i) the aggregate outstanding amount of all such performance bonds, surety bonds and appeal bonds permitted by this clause shall not at any time exceed $100,000 in the aggregate and (ii) the aggregate outstanding amount of all such customs bonds permitted by this clause shall not at any time exceed $250,000; and (g) Indebtedness of the Borrower not otherwise permitted by this Agreement in an aggregate principal amount at any time outstanding not exceeding $25,000.

     7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted herein purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

     7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

     7.11. Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $1,000,000 in any one fiscal year.

     7.12. Subsidiaries.

     (a) Form any Subsidiary.

     (b) Enter into any partnership, joint venture or similar arrangement.

     7.13. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

     7.14. Pledge of Credit. Now or hereafter use any portion of any Advance in or for any business other than Borrower's business as conducted on the date of this Agreement.

     7.15. Amendment of Articles of Incorporation, By-Laws. Amend, modify or waive any material term or material provision which would have a Material Adverse Effect of its Articles of Incorporation or By-Laws unless required by law.

     7.16. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any material ERISA Plan, other than those material ERISA Plans disclosed on Schedule 5.8(d), if such maintenance or obligation to contribute would create a material liability for Borrower or the Controlled Group; (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in section 406 of ERISA and Section 4975 of the Code where such prohibited transaction would create a material liability for Borrower or the Controlled Group; (iii) incur, or permit any member of the Controlled Group to incur, any "accumulated funding deficiency", as that term is defined in Section 302 of ERISA or Section 412 of the Code; (iv) terminate, or permit any member of the Controlled Group to terminate, any material ERISA Plan that is a defined benefit pension plan where such event could reasonably result in any material ERISA liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA; (v) except for payments due at Closing which shall not exceed $100,000, incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vi) fail promptly to notify Agent of the occurrence of any Termination Event; (vii) fail to comply, or permit a member of the Controlled Group to fail to comply in any material respects, with the requirements of ERISA or the Code or other applicable laws in respect of any material ERISA Plan where such failure could reasonably result in a liability for the Borrower or the Controlled Group which liability could reasonably be expected to have a Material Adverse Effect on the Borrower or the Controlled Group; (viii) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA.

     7.17. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower, except that, (a) Borrower may repay the Indebtedness set forth in Schedule 7.17, from legally available funds, at any time commencing from the Closing Date up to and including the date which is thirty (30) days after the Closing Date, and (b) Borrower may make payments to Subordinated Lender in the form of preferred stock of Borrower, subject to the provisions of the Intercreditor and Subordination Agreement between Agent and Subordinated Lender.


VIII.    CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

     (a) Notes. Agent shall have received the Notes duly executed and delivered by an authorized officer of Borrower;

     (b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any Other Document or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

     (c) Corporate Proceedings of Borrower and Guarantors. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, a copy of the resolutions in form and substance satisfactory to Agent in its sole discretion, of the Board of Directors of Borrower and each Guarantor authorizing
(i) the execution, delivery and performance of this Agreement and the Other Documents, the Notes, the Subordinated Debt Documentation and the Acquisition Agreement and any related agreements to any of the foregoing, (collectively the "Documents") and (ii) the granting by Borrower and each Guarantor of the Liens upon the Collateral in favor of Agent for itself and the ratable benefit of Lenders, in each case certified by the Secretary or an Assistant Secretary of Borrower and each Guarantor as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

     (d) Incumbency Certificate of Borrower and Guarantors. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, a certificate of the Secretary or an Assistant Secretary of Borrower and each Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, and Borrower and each Guarantor executing any of the Other Documents or any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

     (e) Certificates. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, a copy of the Articles or Certificate of Incorporation or other charter documents of Borrower and each Guarantor and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrower and each Guarantor, and all agreements of Borrower's and each Guarantor's shareholders certified as accurate and complete by the Secretary of Borrower and each Guarantor, respectively;

     (f) Good Standing Certificates. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, good standing certificates for Borrower dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower's and each Guarantor's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's and each Guarantor's business activities or the ownership of its properties necessitates qualification;

     (g) Legal Opinions. Agent shall have received the executed legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Bob Powell, Esq., general counsel of Borrower, in form and substance satisfactory to Agent in its sole discretion, the executed legal opinions of Borrower's and Guarantors' counsel which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, and related agreements as Agent may reasonably require and Borrower and each Guarantor hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

     (h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or any Guarantor against the officers or directors of Borrower or any Guarantor (A) in connection with the Documents or any of the Transactions and which, in the reasonable opinion of Agent, is deemed material or (B) which if adversely determined, could reasonably be expected to have a Material Adverse Effect on Borrower or any Guarantor; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or any Guarantor or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body which could reasonably be expected to have a Material Adverse Effect;

     (i) Financial Condition Certificates. Agent shall have received executed Officers Certificates satisfactory in form and substance satisfactory to Agent in its sole discretion, executed Officers Certificates certifying the solvency of Borrower after giving effect to the Transactions and the Indebtedness contemplated hereby and by the Subordinated Debt Documentation and as to Borrower's financial resources and its ability to meet their obligations and liabilities as they become due; to the effect that as of the Closing Date and after giving effect to the Transactions:

          (i) the assets of Borrower at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower;

          (ii) current monthly projections for fiscal year 1999, including Borrower's projected income statement, balance sheet and cash flow statement in form and substance satisfactory to Agent in its sole discretion, and which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect Borrower's judgment based on present circumstances of the most likely set of conditions and Borrower's most likely course of action for the period projected, demonstrate Borrower will have sufficient cash flow to enable it to pay its debts as they mature; and

          (iii) Borrower does not have an unreasonably small capital base with which to engage in its anticipated business.

For purposes of this subsection (i), the "fair valuation" of the assets of Borrower shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at market value, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions;

     (j) Collateral Examination. Agent shall have completed Collateral examinations, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles, Real Property, and Equipment and other Collateral of Borrower and all books and records in connection therewith;

     (k) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Article III hereof;

     (l) Pro Forma Financial Statements and Other Financial Information. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, a copy of the Pro Forma Financial Statements, a copy of a pro forma statement of sources and uses of cash as of the Closing Date, and a current aging of accounts receivable and accounts payable for Borrower which shall be satisfactory in all respects to Agent;

     (m) Other Documents. Agent shall have received (i) final executed copies of the Acquisition Agreement and the Subordinated Debt Documentation, the Factoring Agreement and all related agreements, documents and instruments as in effect on the Closing Date and the transactions contemplated by such documentation shall be consummated concurrently with the making of the initial Advance, and (ii) executed Notes and all Other Documents, each in form and substance satisfactory to Agent in its sole discretion;

     (n) Subordination Agreement. Lenders shall have entered into a Subordination Agreement with Borrower and Subordinated Lender which shall set forth the basis upon which the Subordinated Lender may receive and Borrower may make, payments under the Subordinated Note, which basis shall be satisfactory in form and substance to Agent in its sole discretion;

     (o) Guarantees; Pledge Agreements; Other Documents. Agent shall have received original, executed Guaranties, cash collateral agreements, Stock Pledge Agreements and all Other Documents, each in form and substance satisfactory to Agent in its sole discretion;

     (p) Insurance. Agent shall have received in form and substance satisfactory to Agent in its sole discretion, certified copies of Borrower's casualty insurance policies, together with loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrower's liability insurance policies, together with endorsements naming Agent as a co-insured;

     (q) Payment Instructions. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

     (r) Blocked and Depository Accounts. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

     (s) Consents. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

     (t) No Adverse Material Change. (i) Since December 31, 1998, there shall not have occurred (w) any material adverse change in the condition, financial or otherwise, operations, properties or prospects of Borrower, (x) any material damage or destruction to any of the Collateral nor any material depreciation in the value thereof and (y) any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect on Borrower, and (z) any material deviation from the forecasts furnished to Agent with respect to Borrower, and (ii) no representations made or information supplied to Agent shall have been proven to be inaccurate or misleading in any material respect;

     (u) Leasehold Agreements. Agent shall have received landlord, mortgagee or warehouseman agreements in form and substance satisfactory to Agent in its sole discretion with respect to all premises leased by Borrower at which books and records relating to Receivables are located;

     (v) Subordinated Debt Documentation. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, final executed copies of the Subordinated Debt Documentation which shall contain such terms and provisions including, without limitation, subordination terms, in form and substance satisfactory to Agent in its sole discretion;

     (w) Closing Certificate. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

     (x) Borrowing Base. Agent shall have received, in form and substance satisfactory to Agent in its sole discretion, evidence from Borrower that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrower on the Closing Date;

     (y) Undrawn Availability. After giving effect to the initial Advances hereunder, Borrower shall have Undrawn Availability of at least $250,000; and

     (z) Cash Collateral. Agent shall have received cash or cash equivalents in the amount of $25,500,000, together with the pledge agreements in relation thereto in form and substance satisfactory to Agent in its sole discretion, as additional security for the Obligations from WG Trading Company, LP.

     (aa) Other. Agent shall have received in form and substance satisfactory to Agent in its sole discretion, evidence of all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent, Lenders and their counsel.

     8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

     (a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date except to the extent such representation and warranty specifically relates to an earlier date;

     (b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date, and in the case of the initial Advances, after giving effect to the consummation of the transactions contemplated by the Acquisition Agreement; provided, however that Lenders, in their sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

     (c) Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof.

Each  request  for  an  Advance  by  Borrower   hereunder  shall   constitute  a
representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.


IX.      INFORMATION AS TO BORROWER.

     Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral having a value in excess of $1,000,000 including, without limitation, Borrower's reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

     9.2. Schedules. Deliver to Agent monthly Inventory reports and, at such time as Agent shall reasonably request from time to time, deliver to Agent (a) accounts receivable reports, (b) accounts payable schedules, and (c) cash collection reports. In addition, Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer's invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral, and Borrower's failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's security interest with respect to the Collateral.

     9.3. Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President and/or Chief Financial Officer of Borrower stating, to the best of his knowledge, that Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower will implement in order to achieve full compliance.

     9.4. Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which could reasonably be expected to have a Material Adverse Effect on Borrower.

     9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any default or event of default under the Subordinated Debt Documentation; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; (e) each and every default by Borrower which could reasonably be expected to result in the acceleration of the maturity of any Indebtedness having a balance greater than $200,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (f) any other development in the business or affairs of Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.

     9.6. Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

     9.7. Annual Financial Statements. Furnish Agent and each of the Lenders within ninety (90) days after the end of each fiscal year of Borrower, as the case may be, financial statements of Borrower on a consolidated and consolidating basis, including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm satisfactory to Agent (the "Accountants"). The audit report of such accounting firm with respect to the Borrower's financial statements shall be accompanied by a statement of such accounting firm certifying that (i) they have caused the Loan Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any Other Document or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth the Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6 and 6.7. In addition, the Borrower's reports shall be accompanied by a certificate of the President and/or Chief Financial Officer of Borrower which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6 and 6.7 hereof.

     9.8. Quarterly Financial Statements. Furnish Agent and each of the Lenders, within sixty (60) days after the end of each fiscal quarter of Borrower, an unaudited balance sheet of Borrower, on both a consolidated and consolidating basis, and unaudited statements of income and stockholders' equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments. The Borrower's reports shall be accompanied by a certificate signed by the President and/or Chief Financial Officer of Borrower, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6 and 6.7 hereof.

     9.9. Monthly Financial Statements. Furnish Agent and each of the Lenders within thirty (30) days after the end of each month, an unaudited balance sheet of Borrower, on a consolidated and consolidating basis, and unaudited statements of income and stockholders' equity and cash flow of Borrower, on a consolidated and consolidating basis, reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments. The reports shall be accompanied by a certificate signed by the President and/or Chief Financial Officer of Borrower, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event and, such certificate shall have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6 and 6.7 hereof.

     9.10. Other Reports. Furnish Agent and each of the Lenders as soon as available, but in any event within ten (10) days after the issuance thereof, with (i) copies of such financial statements, reports and returns as Borrower shall send to its stockholders, and (ii) copies of all notices sent pursuant to the Subordinated Debt Documentation.

     9.11. Additional Information. Furnish Agent and each of the Lenders with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with by Borrower including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews that disclose a condition that would cause a Material Adverse Effect,
(b) at least thirty (30) days prior thereto, notice of Borrower's opening of any new office or place of business or Borrower's closing of any existing office or place of business, and (c) promptly upon Borrower's learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

     9.12. Projected Operating Budget. Furnish Agent and each of the Lenders, no later than thirty (30) days prior to the beginning of Borrower's fiscal years commencing with fiscal year 2000, or more frequently as requested by Agent from time to time a month by month projected operating budget and cash flow of Borrower, on a consolidated and consolidating basis, for such fiscal year (including an income statement, statements of cash disbursements, cash collections and borrowing base projections for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

     9.13. Variances From Operating Budget. Furnish Agent and each of the Lenders, concurrently with the delivery of the financial statements referred to in Section 9.7 and each monthly report, a written report summarizing all material variances from budgets submitted by Borrower pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

     9.14. Notice of Suits, Adverse Events.  Furnish Agent with prompt notice of
(a) any lapse or other termination of any Consent issued to Borrower by any Governmental Body that could reasonably be expected to have a Material Adverse Effect, (b) any refusal by any Governmental Body to renew or extend any such Consent; and (c) copies of any periodic or special reports filed by Borrower with any Governmental Body, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Lender, and (d) copies of any material notices and other communications from any Governmental Body which specifically relate to Borrower.

     9.15. ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (a) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any material, adverse action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto,
(c) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (d) any material increase in the benefits of any existing defined benefit pension Plan or the establishment of any new defined benefit pension Plan or the commencement of contributions to any defined benefit pension Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (e) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (i) Borrower or any member of the Controlled Group knows that (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

     9.16. Information Regarding WG Trading Company, LP. Furnish Agent and each of the Lenders (a) within sixty (60) days after the end of each fiscal quarter of WG Trading Company, LP, an unaudited balance sheet of WG Trading Company, LP and unaudited statements of income and stockholders' equity and cash flow of WG Trading Company, LP, prepared by the accountants of WG Trading Company, LP, reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments, (b) within ninety (90) days after the end of each fiscal year of WG Trading Company, LP, a copy of the audited financial statements of WG Trading Company, LP, from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm satisfactory to Agent. The audited financial statements shall be accompanied by an Affirmation of General Partner, and (c) such additional information and reports regarding WG Trading Company, LP as Agent may reasonably request from time to time.

     9.17. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

     9.18. Borrowing Base Certificate. In the event that Agent has obtained any commitment to make Advances hereunder from financial institutions in addition to BNYFC, Borrower shall execute and deliver to Agent and each of the Lenders, at such times as Agent shall request, a borrowing base certificate duly completed and executed by an officer of Borrower, in form and substance satisfactory to Agent and reasonably satisfactory to Borrower.


X.   EVENTS OF DEFAULT.

     The occurrence of any one or more of the following events shall constitute an "Event of Default":


10.1. failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein or any Other Document when due;

     10.2. any representation or warranty made by Borrower in this Agreement, the Other Documents or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made;

     10.3. failure by Borrower to (i) furnish financial information when due or when requested and such failure shall continue for sixty (60) days, or (ii) permit the inspection of its books or records;

     10.4. issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of Borrower's property, which Borrower is diligently seeking to set aside or vacate, and such shall continue for sixty
(60) days;

     10.5. failure or neglect of Borrower to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other agreement or arrangement, now or hereafter entered into between Borrower and any Lender, and such failure shall continue for sixty (60) days after the earlier to occur of the Borrower obtaining actual knowledge thereof or the Agent notifying the Borrower thereof;

     10.6. any judgment is rendered or judgment liens filed against Borrower for an amount in excess of $200,000 which Borrower is diligently seeking to set aside or vacate, and which within sixty (60) days of such rendering or filing is not either satisfied, stayed or discharged of record, or which at any time is unstayed;

     10.7. Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property,
(ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors,
(vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or
(vii) take any action for the purpose of effecting any of the foregoing;

     10.8. Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

     10.9. WG Trading Company, LP or any other Guarantor that has outstanding loans, advances or sums due and owing to Borrower, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors,
(iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty
(30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

     10.10. any change in Borrower's condition or affairs (financial or otherwise) which in Lenders' good faith judgment, reasonably exercised, impairs the Collateral or the ability of Borrower to perform its Obligations under this Agreement;

     10.11. any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, except to the extent expressly permitted hereunder;

     10.12. an event of default has occurred and been declared under the Subordinated Debt Documentation which default has not been cured or waived within any applicable grace period and for which the Subordinated Lender is permitted to take action under the Subordination Agreement;

     10.13. a default of the obligations of Borrower under any other agreement to which it is a party (including, without limitation, the Factoring Agreement) shall occur which adversely affects its condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable grace period;

     10.14. termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the obligations of Borrower, or if any Guarantor, in writing, terminates or purports to terminate or challenges the validity of, or its liability under, any such Guaranty or similar agreement;

     10.15. any Change of Ownership shall occur;

     10.16. any material provision of this Agreement or any of the Other Documents shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Agent;

     10.17. if (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of Borrower, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrower's business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; and, with respect to (A), (B) and (C) above, the effect of any such action or proceeding by any Governmental Body could reasonably be expected to have a Material Adverse Effect; (ii) any agreement which is necessary or material to the operation of Borrower's business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within sixty (60) days after the date of such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect on Borrower;

     10.18. any portion of the Collateral shall be seized or taken by a Governmental Body, or Borrower or the title and rights of Borrower or any other Person with respect to any material portion of the Collateral shall have become the subject matter of litigation which might, in the opinion of Lenders, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents and could reasonably be expected to have a Material Adverse Effect;

     10.19. an event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist for sixty (60) days with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Lenders be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Lenders, will have a Material Adverse Effect on Borrower; or

     10.20. in the event that any assets of Soccer Holdings, Inc. becomes subject to any Lien or in the event that Soccer Holdings, Inc. acquires any assets other than its interests in the Umbro License Agreement.


XI.      LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.  Rights and Remedies.  Upon the  occurrence  of (i) a Default  pursuant to
Section 10.7(vi) or any other Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate all obligations of Lenders herewith, including, without limitation, the obligations to make Advances. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, any of the Other Documents under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter Borrower's premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Lenders at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least five (5) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, Agent is granted permission, without charge, to use all of Borrower's trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys' fees and expenses incurred by Agent and Lenders for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations; and, third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

     11.2. Agent's Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder.

     11.3. Setoff. In addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, Agent and each Lender shall have a right to apply Borrower's property held by Agent, such Lender or by the Bank to reduce the Obligations.

     11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.


XII.     WAIVERS AND JUDICIAL PROCEEDINGS.


12.1. Waiver of Notice. Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

     12.2. Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

     12.3. JURY TRIAL WAIVER. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH

CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.


XIII.    EFFECTIVE DATE AND TERMINATION.


13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the last day of the Term unless sooner terminated as herein provided. Upon written request of Borrower, which written request shall be received by Agent not less than sixty (60) days prior to the end of the initial Term, and upon consent of Agent and all of the Lenders (which consent may be withheld in the discretion of Agent or any Lender), the Term shall be extended for additional period(s) upon terms and conditions agreed to among the parties at the time of such extension(s). Notwithstanding anything to the contrary contained herein, Borrower may not extend the Term of this Agreement or renewal Term of this Agreement, unless Borrower and Factor extend or renew the Factoring Agreement for the same period of time that this Agreement is so renewed or extended. Borrower may terminate this Agreement at any time upon ninety (90) days' prior written notice upon payment in full of the Obligations, including, without limitation, any Permitted Overformula Advances, any Swingline Line Loan, and all fees payable hereunder and the Fee Letter for the balance of the Term. Notwithstanding anything to the contrary contained herein, Borrower may not terminate this Agreement unless Borrower simultaneously terminates the Factoring Agreement and indefeasibly pays all Obligations thereunder. In the event that this Agreement is terminated and the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the "Prepayment Date") Borrower shall pay to Agent for the ratable benefit of Lenders an early termination fee in the amount set forth in the Fee Letter.

     13.2. Termination. The termination of the Agreement shall not affect Borrower's, Agent's or any Lender's rights, or any of the Borrower's Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower's respective account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrower waives any rights which it may have under Section 9-504(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.


XIV.     REGARDING AGENT.


14.1. Appointment. Each Lender hereby designates BNYFC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including, without limitation, the collection of any note evidencing any of the Obligations,) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

     14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be
(i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their willful misconduct or gross (not mere) negligence, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

     14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

     Agent may resign on sixty (60) days' written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent, which successor Agent shall, prior to the occurrence of an Event of Default, be approved by Borrower, which approval shall not be unreasonably withheld. From and after the occurrence of an Event of Default, Borrower shall not have any right to approve any successor Agent.

     Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.

After any Agent's resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

     14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

     14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required
Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

     14.7.   Indemnification.   To  the  extent  Agent  is  not  reimbursed  and
indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, as to any Defaulting Lender, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Loan Document or any transaction contemplated herein or therein or referred to herein or therein; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence (but not mere negligence) or willful misconduct.

     14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

     14.9. Delivery of Documents. To the extent Agent receives documents and information from Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

     14.10. Borrower's Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the Borrower's obligations to make payments for the account of Lenders pursuant to this Agreement.


XV.      MISCELLANEOUS.


15.1. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK. ANY JUDICIAL PROCEEDING BROUGHT BY OR AGAINST ANY OF THE PARTIES HERETO WITH RESPECT TO ANY OF THE OBLIGATIONS, THIS AGREEMENT OR ANY RELATED AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY

JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 15.6 AND SERVICE SO MADE SHALL BE DEEMED COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAILS OF THE UNITED STATES OF AMERICA, OR, AT THE AGENT'S AND/OR ANY LENDER'S OPTION, BY SERVICE UPON BORROWER WHICH BORROWER IRREVOCABLY APPOINTS AS BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE WITHIN THE STATE OF NEW YORK. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK.

     15.2. Entire Understanding. (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower's, Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

     (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 15.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

          (i) increase the Commitment Percentage of any Lender;

          (ii) increase the Maximum Revolving Advance Amount;

          (iii) extend the maturity of any instrument evidencing any of the Obligations or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;

          (iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b);

          (v) release any Collateral during any calendar year having an aggregate value in excess of $200,000; or

          (vi) change the rights and duties of Agent.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

     15.3. Successors and Assigns; Participations; New Lenders.

     (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

     (b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a "Transferee"), provided that, after giving effect thereto, BNYFC shall at all times maintain a Commitment Percentage of not less than fifty percent (50%). Each Transferee may exercise all rights of payment

(including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrower shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee's interest in the Advances.

     (c) With the prior written consent of the Agent, which shall not be unreasonably withheld, any Lender may sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such
Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

     (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Advances owing to each Lender from time to time.

The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $2,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

     (e) Borrower authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender's possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender's credit evaluation of Borrower.

     15.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

     15.5. Indemnity. Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross (not mere) negligence of the party being indemnified.

     15.6. Notice. Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested,

(d) telex or telegram, subsequently confirmed by registered or certified mail, or (e) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with telephone communication to a duly authorized officer of the recipient confirming its receipt as subsequently confirmed by registered or certified mail. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with telephone communication confirming receipt and subsequently confirmed by registered, certified or overnight mail to the address set forth below, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

     (A) If to Agent at:         BNY Financial Corporation
                                 1290 Avenue of the Americas
                                 New York, New York 10104
                                 Attention:  Corporate Loan Administration
                                             Mr. Frank Imperato,
                                             Senior Vice President
                                 Telephone:  (212) 408-7026
                                 Telecopier: (212) 408-7162

     (B) If to a Lender other than Agent, as specified on the signature pages hereof

     (C) If to Borrower:         Signal Apparel Company, Inc.
                                 500 7th Avenue, 7th Floor
                                 New York, New York 10018
                                 Attention:  Chief Financial Officer
                                 Telephone:  (212) 944-7117
                                 Telecopier: (212) 354-5314

         With a copy to:         Skadden, Arps, Slate, Meagher & Flom LLP
                                 919 Third Avenue
                                 New York, New York 10022
                                 Attention: Robert Copen, Esq.
                                 Telephone: (212) 735-3000
                                 Telecopier (212) 735-2000

     15.7.  Survival.  The  obligations  of Borrower under Sections 3.7, 3.8 and
15.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

     15.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

     15.9. Expenses. All costs and expenses including, without limitation, reasonable attorneys' fees and disbursements incurred by Agent, Agent on behalf of Lenders and Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent's security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent's or any Lender's transactions with Borrower, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrower's account and shall be part of the Obligations.

     15.10. Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, each Lender, if such Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

     15.11. Consequential Damages. Neither Agent, any Lender nor any agent or attorney for any of them shall be liable to Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

     15.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

     15.13. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto, on separate counterparts, all of which when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     15.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

     Each of the parties has signed this Agreement as of the day and year first above written.

                                              SIGNAL APPAREL COMPANY, INC.


                                                   /s/ Howard Weinberg
                                                   -------------------------
                                              By:  Howard Weinberg
                                              Its: Chief Financial Officer


                                              BNY FINANCIAL CORPORATION,
                                                as Lender and as Agent

                                                   /s/ Joseph Grimaldi
                                                   -------------------------
                                              By:  Joseph Grimaldi
                                              Its: President

                                              1290 Avenue of the Americas
                                              New York, New York 10104

                                              Commitment Percentage:  100%

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit 2.1(a)
Exhibit 5.5(b)
Exhibit 15.3
Schedule 4.5
Schedule 4.15(c)
Schedule 4.20
Schedule 5.2
Schedule 5.4
Schedule 5.6
Schedule 5.8(b)
Schedule 5.8(d)
Schedule 5.9
Schedule 5.10
Schedule 5.14
Schedule 5.17
Schedule 7.3
Schedule 7.17



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